EXHIBIT 11.2

CPI CORP. COMPUTATION OF EARNINGS PER COMMON SHARE - DILUTED
(in thousands of dollars or shares except per share amounts)
Forty Weeks Ended Nov. 11, 2000 and Nov. 13, 1999
                                            Forty Weeks Ended
                                         -----------------------
                                          Nov. 11,     Nov. 13,
                                            2000         1999
                                         ---------    ---------
Diluted:
  Net earnings (loss) applicable to
    common shares:
      From continuing operations         $  7,146     $ (2,279)
      From discontinued operations         (3,880)      (1,950)
                                         ---------    ---------
        Net earnings (loss)              $  3,266     $ (4,229)
                                         =========    =========
Shares:
  Weighted average number of
    common shares outstanding              17,824       17,777
  Shares issuable under employee
    stock plans - weighted average             35           --*
  Dilutive effect of exercise of
    certain stock options                     189           --*
  Less: Treasury stock-weighted average    (9,885)      (7,897)
                                         ---------    ---------
  Weighted average number of common and
    common equivalent shares outstanding    8,163        9,880
                                         =========    =========
Net earnings (loss) per common and
    common equivalent shares:
      From continuing operations         $   0.88     $  (0.23)
      From discontinued operations          (0.48)       (0.20)
                                         ---------    ---------
        Net earnings (loss)              $   0.40     $  (0.43)
                                         =========    =========

* The dilutive effect of stock options in the amount of 336,687 shares and 36,853 shares issuable under employee stock plans were not considered as the effect is antidilutive.

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